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                                                                   Exhibit 23.20


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form S-4 of Moore North America Finance, Inc. of our reports dated February 22, 2001 relating to the consolidated financial statements of Moore Corporation Limited, for the year ended December 31, 2000, which appear in such Registration Statement. We also consent to the incorporation by reference of our report dated February 22, 2001 on the related financial statement schedule which appears in the Moore Corporation Limited Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



"PricewaterhouseCoopers LLP"

Chartered Accountants
Toronto, Canada
September 25, 2003